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                                                                     EXHIBIT 18

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                                Michael T. Willis
                              4400 Post Oak Parkway
                                   Suite 1800
                                Houston, TX 77027


                                 August 9, 2005


Links Partners, L.P.
Inland Partners, L.P.
61 Wilton Avenue, 2nd Floor
Westport, Connecticut  06880

Gentlemen:

         This letter sets forth our agreement regarding the purchase and sale of 100,000 shares (the "Shares") of common stock, par value $0.01 per share, of COMSYS IT Partners, Inc. ("COMSYS") owned by Michael T. Willis. Links Partners, L.P. ("Links") and Inland Partners, L.P. ("Inland") shall each purchase 50,000 of the Shares at a purchase price of $11.00 per Share resulting in an aggregate purchase price of $1,100,000. The purchase price shall be paid in immediately available funds by wire transfer on August 11, 2005 to an account specified in writing by Mr. Willis against delivery of the Shares by Mr. Willis. The Shares are being sold by Mr. Willis under a Registration Statement on Form S-3 (File No. 333-120163) prepared and filed by COMSYS with the Securities and Exchange Commission (the "SEC") and declared effective by the SEC on July 20, 2005. A copy of the prospectus (the "Prospectus") included in that Registration Statement is delivered along with this letter.

         Elias Sabo is acting as attorney-in-fact for Inland and Links. Mr. Sabo also serves as a director of COMSYS. Mr. Willis represents to Inland and Links that (i) he is not aware of any material information concerning the business, operations or condition (financial or otherwise) of COMSYS that (a) is not contained in the Prospectus or (b) was not otherwise presented to or discussed with the board of directors of COMSYS at board meetings and related committee meetings, (ii) he has good and marketable title to the Shares and (iii) the Shares are free and clear of all liens, encumbrances, equities and claims other than those arising generally under federal and state securities laws. Mr. Sabo, on behalf of Inland and Links, acknowledges his receipt of the Prospectus and his participation in the meetings referenced in subclause (i)(b) above.. He further acknowledges that he had the opportunity (including at the most recent board meeting held on August 2, 2005) to discuss the business, operations and condition (financial and otherwise) of COMSYS to his satisfaction.

         If you are in agreement regarding the foregoing, please execute this letter where indicated below and return an executed copy to me.

                                                    Sincerely yours,

                                                    /s/ Michael T. Willis

                                                    Michael T. Willis



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Links Partners, L.P.
Inland Partners, L.P.
August 9, 2005
Page 2


AGREED AND ACCEPTED THIS
11th DAY OF AUGUST, 2005



LINKS PARTNERS, L.P.



By: /s/ Elias Sabo
   ---------------------------------
      Elias Sabo,
      Attorney-in-Fact



INLAND PARTNERS, L.P.



By: /s/ Elias Sabo
    ---------------------------------
      Elias Sabo,
      Attorney-in-Fact